Exhibit 99.1

        Semtech Announces Additional $50 Million Stock Buyback

    CAMARILLO, Calif.--(BUSINESS WIRE)--July 6, 2005--Semtech Corporation (Nasdaq:SMTC) today announced that its Board of Directors has authorized an additional $50 million for the Company's current stock buyback program. The program authorizes the repurchase of common stock from time to time through negotiated or open market transactions.
    The Company recently exhausted the initial $50 million authorized when the program was established in February 2004. Due in part to the cash generation characteristics of Semtech's business model, the Company has spent more than $100 million in the last five years to repurchase shares of its common stock through various buyback programs.

    About Semtech

    Semtech Corporation is a leading supplier of high-performance analog and mixed-signal semiconductors used in a wide range of computer, industrial and communication applications. Publicly traded since 1967, Semtech is listed on the Nasdaq National Market under the symbol SMTC.

    CONTACT: Semtech Corporation
             John Baumann, 805-480-2010